Exhibit 10.2

January 25, 2018

By Hand Delivery

Ms. Teresa Sparks

2740 Tollie Lane

Thompson’s Station, TN 37179

Dear Ms. Sparks:

This letter constitutes formal acceptance on behalf of Surgery Partners, Inc. and Symbion, Inc. (together, the “Company”) of your resignation from employment, and any and all positions and offices you hold, with the Company and its Affiliates effective January 25, 2018 (the “Termination Date”).  By your signature below you hereby resign from all such positions and offices, effective as of the Termination Date.  Your resignation will be treated by the Company as a termination without Cause pursuant to Section 4(a)(ii) of your Employment Agreement with the Company, dated as of September 17, 2015 and amended as of December 21, 2017 (the “Employment Agreement”) for purposes of the Employment Agreement.  All capitalized terms used in this letter, but not defined herein, have the meaning ascribed to those terms in the Employment Agreement.

As a consequence of the termination of your employment, you will qualify for certain payments from the Company as specified in Section 4(g)(iii) of the Employment Agreement, provided you meet certain conditions set forth in Section 4(g)(v) of the Employment Agreement.  One of those conditions is that you sign and return on a timely basis a release of claims in the form attached hereto as Exhibit A.  Because the release of claims imposes legal obligations, the Company advises you to seek the advice of an attorney before signing it.  Also, please note that the release, to be valid, may not be signed prior to the Termination Date.  Upon receipt of your executed version of Exhibit A, the Company agrees to promptly execute such release and return an executed copy to you.  For the avoidance of doubt, assuming you return an executed version of Exhibit A to the Company and do not revoke your agreement to such release within 30 days following your Termination Date, the Company confirms that you will be paid $783,750, less all applicable taxes, as severance under Section 4(g)(iii) of the Employment Agreement within thirty (30) days following the Termination Date.  The parties hereto agree that this payment date complies with the requirements of Section 22 of the Employment Agreement.

Any equity incentive awards that you hold as of the Termination Date shall be governed by the applicable equity incentive plan and award agreement evidencing such grant or grants and your resignation shall be treated as a termination without Cause for purposes of such awards.  As such, upon the Termination Date, your outstanding equity incentive awards (other than the Leveraged Performance Unit Award (the “LPU Award”)) shall fully vest (such that 36,612 shares shall be fully vested) and your rights under the LPU Award shall be treated in accordance with the award agreement governing such award.

Except for the continuation of welfare benefits described in Section 4(g)(iii) of the

310 Seven Springs Way • Suite 500 • Brentwood, TN 37027 • Phone: 615.234.5900 • Fax: 615.234.5999

Employment Agreement (the “Post-Termination Welfare Benefits”), your participation in all Company employee benefit plans will end as of the Termination Date, in accordance with the terms of those plans.  Your Post-Termination Welfare Benefits will continue for a period of twelve (12) months following the Termination Date, to the extent permissible under the terms of the relevant benefit plans, at no cost to you.  In this regard, provided you timely elect COBRA health care continuation coverage, we confirm that you and your eligible dependents can continue to participate in the health, dental and/or vision plans you were participating in as of the Termination Date for up to twelve (12) months following the Termination Date (or such longer period as permitted by applicable law) and to the extent necessary to avoid adverse tax consequence to you under Section 105(h) of the Internal Revenue Code, the Company shall impute to you such payments as taxable income.  You will receive information about your COBRA health coverage continuation rights under separate cover from the administrator of the Company’s health plan.  If you participate in the Company 401(k) plan, please contact Fidelity Investments concerning the options available to you with respect to your 401(k) plan balance. The Company does not make any recommendation regarding the disposition of your 401(k) plan balance and you are advised to consult with your own financial or tax adviser before making a decision about the disposition of your 401(k) plan balance.  You will also receive payment for your accrued but unused vacation days (i.e., for 5 weeks) and will be reimbursed all unreimbursed business expenses for which you have provided reasonable documentation in accordance with the Company’s policy, with such payments being made within 30 days following your Termination Date, and you shall receive the Company match on any contributions you have made to the Company’s Supplemental Executive Retirement Plan as of the Termination Date in accordance with its terms.

The Company agrees to pay directly to your counsel up to $5,000 for reasonable and documented fees incurred by you in connection with the termination of your employment and the drafting of this letter agreement.

The Company agrees to retain you as a consultant to the Company for a period of six (6) months following the Termination Date, with such consulting services not to exceed 20% of the average level of services you performed for the Company over the immediately preceding 36-month period.  For these consulting services, the Company agrees to pay you compensation in the amount of $225,000 in a single lump sum payment no later than thirty (30) days following the Termination Date.  You will provide such consulting services as an independent contractor and not as an employee or officer of the Company, and your retention as a consultant will not entitle you to any benefits as an employee of the Company under any benefit plan maintained by the Company or its Affiliates for its or their respective employees.  As an independent contractor, you will be responsible for complying with all applicable laws, rules and regulations concerning taxes, social security contributions, unemployment contributions and similar matters.  You hereby acknowledge and agree that as a consultant you will have no right or authority to enter into any agreements or other arrangements in the name or on behalf of the Company, or to assume or create any obligation or liability, express or implied, in the name or on behalf of the Company.  The Company agrees to indemnify you for any acts or omissions by you while performing such consulting services to the same extent you would have been indemnified for such acts or omissions if performed while you were an officer of the Company.

As soon as is practicable, but in no event later than five (5) days following the Termination Date, you must return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company, and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other Company property in your possession or control.  You must not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company.

Nothing contained in this Agreement limits your ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  This Agreement also does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

Finally, you are reminded that your obligations under Section 5 (regarding Confidential Information) and Section 7 (regarding Restrictive Covenants) of the Employment Agreement remain in full force and effect after termination of your employment in accordance with their terms.  However, the Company hereby agrees that your provision of services in any capacity, whether as an employee, independent contractor or otherwise, to an entity that derives no more than 20% of its revenue from a business that is competitive with the business of the Company or any of its Affiliates (measured as of the date you commence such services for such entity) shall not constitute a violation of your obligations under the Employment Agreement.  For the avoidance of doubt, the preceding sentence does not in any way expand your obligations not to compete under Section 7(a) of the Employment Agreement.  With respect to Section 7(b) of the Employment Agreement, we agree that as of the Termination Date, the phrase “or participate in any business which solicits or encourages” shall be deleted from Section 7(b).   The Company agrees that Section 7 of the Employment Agreement is the only provision applicable to you with respect to your non-competition and non-solicitation (including no hire) obligations.

The Company agrees that in connection with any rights it has under the Employment Agreement or any equity incentive award agreement you shall not forfeit any severance payments or benefits under Section 4(g)(iii) of the Employment Agreement or the vesting of any outstanding equity awards nor shall it seek repayment of any severance payment or benefits or vested equity awards unless the Company provides you with written notice of the event or omission giving rise to such forfeiture or repayment request and, if curable, you have not cured such event or omission within ten (10) business days after receipt of such notice from the Company setting forth the event or omission giving rise to such forfeiture or repayment request.  In addition, the Company agrees that you will not be required to account for or pay to the Company any compensation, profits, money, accruals, increments or other benefits received by you from the provision of services to any other entity following the Termination Date.  In addition, in connection with any cooperation required by you under Section 8(b) of the Employment Agreement, the Company agrees to provide you, at its expense, with independent legal representation if such representation is warranted (as determined by the Company in good faith) given the circumstances.

We appreciate your contributions to the Company and wish you luck in your future endeavors.  If you have any questions, please contact me.

Sincerely,

/s/ Wayne S. DeVeydt
Wayne DeVeydt
Chief Executive Officer
Surgery Center Holdings, LLC

Accepted and agreed:

/s/ Teresa Sparks
Teresa Sparks

Date: 1/25/18

EXHIBIT A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release Agreement

1.                                      For and in consideration of the payments and benefits (the “Severance Benefits”) set forth in the letter dated as of January 25, 2018 by and between Teresa Sparks (the “Executive”), on the one hand, and Surgery Partners, Inc. and Symbion, Inc. (together the “Company”), on the other hand (the “Separation Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), which are conditioned on Executive signing this Release and to which Executive is not otherwise entitled, the sufficiency of which consideration the Executive acknowledges, the Executive, with the intention of binding herself and her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their respective present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date of Executive signing this Release, against any Company Released Party, including without limitation any claim that arises out of, or relates to, (i) the Employment Agreement by and between Executive and the Company, dated as of September 17, 2015 and amended as of December 21, 2017 (the “Employment Agreement”), the Executive’s employment or other relationship with the Company or any of its subsidiaries and affiliates, or any termination of such employment or other service relationship, (ii) severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) any violation of applicable federal, state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and/or (v) employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, and any similar or analogous state statute, excepting only, to the extent applicable:

A.                                    rights of the Executive to the Severance Benefits and any other payments, benefits or entitlements under the Separation Agreement and any equity incentive awards;

B.                                    the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.                                    claims for benefits under any health, disability, retirement (including the Company’s supplemental executive retirement plan), deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

D.                                    rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

In addition, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the Department of Labor, except that Executive hereby waives her right to any monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by her or by anyone else on her behalf.  Executive understands that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect her communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity.   For the avoidance of doubt, Executive is not forfeiting her common stock ownership in the Company.

2.                                      The Company confirms that as of the date it signs this Release that the board of directors of the Company and its senior officers are not aware of any claims any member of the Company Affiliated Group has against Executive.

3.                                      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Company acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by Executive, any such liability being expressly denied.

4.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses, but does not apply to the claims not released by the Executive in Section 1 above.

5.                                      The Executive specifically acknowledges that her acceptance of the terms of this Release is, among other things, a specific waiver of her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.                                      The Executive acknowledges that she been given a period of twenty-one (21) days to consider whether to execute this Release and that she may not sign this Release until after the date on which her employment with the Company terminates.  If the Executive accepts the terms hereof and executes this Release, she may thereafter, for a period of seven (7) days following

(and not including) the date of execution, revoke this Release.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. The Executive acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7.                                      The Executive acknowledges that she has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8.                                      The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

9.                                      The Executive acknowledges that the Severance Benefits she is receiving in connection with this Release are in addition to anything of value to which the Executive is entitled from the Company.

10.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.                               This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements in effect as of the date of this Release between the Parties in respect of the subject matter hereof except to the extent set forth herein.

12.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

13.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile or emailed .pdf shall be deemed effective for all purposes.

14.                               This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

15.                               Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

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INTENDING TO BE LEGALLY BOUND, the Executive and the Company have executed this Release as of the date written below.

Accepted and Agreed:

/s/ Teresa Sparks
Teresa Sparks

Date: 1/25/18

Surgery Partners, Inc.

/s/ Wayne S. DeVeydt
Name: Wayne S. DeVeydt
Title: CEO
Date: 1-26-18